Exhibit 6.13

PARTICIPATION AGREEMENT

This Participation Agreement (“Agreement”) is entered into effective as of the date last signed below (“Effective Date”) by and between the vendor executing this Agreement (“Vendor”) and CWI, Inc., a Kentucky corporation with its principal place of business located at 650 Three Springs Road, Bowling Green, KY 42104, (“Merchant” and together with the Vendor the “Parties”).

RECITALS

WHEREAS, Merchant sells merchandise related to outdoor sporting and recreation activities through brick and mortar retail stores, online e-commerce platforms, and catalogues;

WHEREAS, Vendor is a manufacturer or seller of goods certain of which are sold to Merchant (the “Products”) to sell through one or more of Merchant’s sales platforms pursuant to an existing or contemporaneously signed Vendor Agreement (the “Vendor Agreement”);

WHEREAS, the parties derive mutual benefit from the marketing of Vendor’s products by Merchant and Vendor desires to participate in the promotion and advertising of its Products by Merchant pursuant to the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties, intending to be legally bound, do hereby agree as follows:

1.                 The term (“Term”) of this Agreement shall begin as of the Effective Date and continue for a period of one (1) year (the “Initial Term”). Upon the expiration of the Initial Term, the Agreement shall automatically renew for successive one (1) year periods (each a “Renewal Term”), unless either party provides written notice of termination to the other no later than sixty (60) days prior to the expiration of the then current term. Notwithstanding the foregoing, in the event the Vendor Agreement terminates prior to the end of the Initial Term or any Renewal Term, this Agreement shall automatically terminate.

2.                 Vendor agrees to [ five ] percent [_5_]% off invoice for all purchases by Merchant from Vendor to be used towards various promotional and marketing efforts (the “Participation Amount”). Merchant will select effective marketing campaigns, website promotion, etc. in order to promote the sale of Vendor’s Products. Merchant shall provide Vendor periodic sales analysis with sales statistics from marketing campaigns.

3.                 Merchant agrees to initially display Vendor’s Products for sale in designated Merchant retail locations, e-commerce platforms, and/or catalogues, as agreed between the parties. Merchant shall have no obligation to continue buying or displaying Vendor’s Products or to purchase and display any specified level of Vendor’s Products. Merchant shall determine the location(s) and method(s) of display of Vendor’s Products.

4.                 The person executing this Agreement on behalf of his/her respective party is authorized by such party to do so, and, by signing this Agreement, represents and warrants that he/she is authorized to bind the party to this Agreement. This Agreement may be executed and delivered in counterparts, each of which when so executed and delivered shall be the original; such counterparts together shall constitute but one and the same instrument. The receipt of the signature of any party by facsimile or electronic mail shall be deemed the equivalent of receipt of an original signature.

6.       This Agreement contains all the terms, covenants, conditions and agreements between the parties relating in any manner to the Participation Agreement. No prior agreement or understanding pertaining to the same shall be valid or of any force or effect. The terms, covenants and conditions of this Agreement cannot be altered, changed, modified or added to except by a written instrument signed by both parties.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date indicated above.

MERCHANT: CWI, INC.	VENDOR: Greene Concepts, Inc.

By: /s/ Johanna Shaughnessy	By: /s/ Lenny Greene
Name: Johanna Shaughnessy	Name: Lenny Grene
Title: Buyer	Title: CEO

Date: 04/15/2021	Date: 4-12-2021